EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  July 30, 2003

SKYWEST ANNOUNCES SECOND QUARTER 2003 EARNINGS

St. George, Utah - SkyWest, Inc., (NASDAQ: SKYW) today reported operating revenues of $212.7 million, or a 12.4% increase, for the second quarter of 2003, compared to $189.2 million for the second quarter of 2002.  The Company also reported net income of $14.9 million for the quarter ended June 30, 2003, or $0.26 per diluted share, compared to $21.9 million of net income or $0.38 per diluted share for the same period last year.  The $21.9 million of net income for the quarter ended June 30, 2002, reflects previously disclosed adjustments to certain revenue and expense items related to changes in the Company’s maintenance policy.  The items of most significance affecting the second quarter of 2003 are outlined below.

Total operating revenues for the second quarter of 2003 increased primarily as a result of a 31.5% increase in available seat miles, offset by a 17.8% reduction in yield per revenue passenger mile.  Operating revenues for the second quarter of 2003 were also positively affected by the Company’s achievement of a 99.5% controllable completion factor and an actual completion factor of 99.2% of scheduled flights.  The Company recorded revenue from Delta Air Lines during the second quarter in accordance with the 2003 rate agreement.  The Company signed a Memorandum of Understanding (MOU) with United Airlines during the second quarter and has recorded revenues based upon the rates outlined in this MOU.

Total operating expenses for the second quarter of 2003, excluding fuel charges (which are reimbursable by the Company’s major partners), increased approximately 14.6% from the same quarter of 2002, primarily as a result of a 31.5% increase in available seat miles.  Total operating expenses for the second quarter of 2003 increased at a slower rate than available seat miles, primarily because the Company experienced a lower volume of maintenance overhauls and incurred lower maintenance-related expenses than during the second quarter of 2002.  Additionally, the results reflect the impact of aggressive cost reduction initiatives implemented by the Company during the first and second quarters of 2003.

Total available seat miles for the second quarter of 2003 increased 31.5% from the second quarter of 2002, primarily as a result of the Company increasing its fleet size to 170 aircraft as of June 30, 2003, from 136 aircraft as of June 30, 2002.  During the second quarter of 2003 the Company took delivery of 10 new regional jet aircraft.  Management anticipates that the Company will produce available seat miles of approximately 1.602 billion and 1.645 billion for the third and fourth quarters, respectively.

At June 30, 2003 the Company had approximately $509.0 million in cash, marketable securities and deposits on aircraft, compared to $536.8 million as of December 31, 2002.  The decrease is primarily the result of the Company’s net investment of $61.6 million for aircraft acquisitions.

This press release and additional information on SkyWest can be accessed at www.skywest.com. Statements in this press release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: developments associated with the bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between SkyWest and its major partners regarding their code-sharing arrangements; variations in market and economic conditions; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including SkyWest’s Annual Report on Form 10-K.

SkyWest, Inc., (NASDAQ: SKYW) is a holding company of SkyWest Airlines, Inc., the nation’s largest independently operated regional airline, and is based in St. George, Utah.  SkyWest operates as Continental Connection, United Express and Delta Connection under marketing agreements with Continental Airlines, United Airlines and Delta Air Lines, respectively.  SkyWest serves 98 cities with over 1,100 daily departures in 28 states and two Canadian provinces.  This press release, as well as past releases can be accessed on the SkyWest Internet site at: http://www.skywest.com.

SKYWEST, INC.

Unaudited Financial and Operating Highlights

Financial Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change

Operating revenues	$212,694	$189,233	12.4	$420,056	$363,579	15.5
Operating expenses	188,442	156,511	20.4	375,655	308,401	21.8
Operating income	24,252	32,722	(25.9)	44,401	55,178	(19.5)
Other income, net	167	3,200	(94.8)	1,822	6,409	(71.6)
Income before income taxes	24,419	35,922	(32.0)	46,223	61,587	(24.9)
Income before cumulative effect of change inaccounting principle, net of taxes	14,896	21,912	(32.0)	28,196	37,568	(24.9)
Cumulative effect of change in accounting principle, net	—	—	—	—	8,589	(100.0)
Net income	$14,896	$21,912	(32.0)	$28,196	$46,157	(38.9)

Basic earnings per share:
Income before cumulative effect of change In accounting principle	$0.26	$0.38	(31.6)	$0.49	$0.66	(25.8)
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	0.15	(100.0)
Basic earnings per share	$0.26	$0.38	(31.6)	$0.49	$0.81	(39.5)
Diluted earnings per share:
Income before cumulative effect of change In accounting principle	$0.26	$0.38	(31.6)	$0.49	$0.65	(24.6)
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	0.15	(100.0)
Diluted earnings per share	$0.26	$0.38	(31.6)	$0.49	$0.80	(38.8)
Weighted average common shares:
Basic	57,648	57,117		57,644	57,028
Diluted	57,974	57,574		57,844	57,552

Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
	2003	2002	% Change		2003	2002	% Change

Passengers carried	2,563,561	2,083,290	23.1		4,834,732	3,953,431	22.3
Revenue passenger miles (000)	991,552	725,305	36.7		1,887,428	1,362,910	38.5
Available seat miles (000)	1,379,789	1,049,634	31.5		2,685,643	2,020,744	32.9
Passenger load factor	71.9%	69.1%	2.8	pts	70.3%	67.4%	2.9	pts
Passenger breakeven load factor	64.5%	57.2%	7.3	pts	63.5%	57.2%	6.3	pts
Yield per revenue passenger mile	0.213	0.259	(17.8)		0.221	0.265	(16.6)
Revenue per available seat mile	0.154	0.180	(14.4)		0.156	0.180	(13.3)
Cost per available seat mile	0.138	0.149	(7.4)		0.141	0.153	(7.8)
Average passenger trip length	387	348	11.2		390	345	13.0